     Talisman Energy Inc. Consolidated Balance Sheets

December 31 (millions of Canadian dollars)	2003	2002

Assets
Current
Cash and cash equivalents	98	27
Accounts receivable	760	719
Inventories (note 3)	100	147
Prepaid expenses	17	24

	975	917

Accrued employee pension benefit asset (note 16)	63	67
Other assets	76	99
Goodwill (note 2)	473	469
Property, plant and equipment (note 4)	9,778	10,042

	10,390	10,677

Total assets	11,365	11,594

Liabilities
Current
Accounts payable and accrued liabilities	1,064	803
Income and other taxes payable	154	186

	1,218	989

Deferred credits	57	57
Provision for future site restoration (note 10)	840	813
Long-term debt (note 5)	2,203	2,997
Future income taxes (note 13)	2,088	2,236

	5,188	6,103

Contingencies and commitments (note 10)

Shareholders' equity
Preferred securities (note 6)	431	431
Common shares (note 7)	2,725	2,785
Contributed surplus	73	75
Cumulative foreign currency translation (note 8)	(114)	140
Retained earnings	1,844	1,071

	4,959	4,502

Total liabilities and shareholders' equity	11,365	11,594

On behalf of the Board:

Douglas D. Baldwin	Dale G. Parker
Chairman of the Board	Director

See accompanying notes.

     Talisman Energy Inc. Consolidated Statements of Income

Years ended December 31
(millions of Canadian dollars)	2003	2002	2001

Revenue
Gross sales	5,295	5,299	5,047
Less royalties	894	927	989

Net sales	4,401	4,372	4,058
Other (note 11)	76	80	82

Total revenue	4,477	4,452	4,140

Expenses
Operating	1,099	1,115	946
General and administrative	152	138	108
Depreciation, depletion and amortization	1,443	1,495	1,313
Dry hole	251	174	113
Exploration	213	185	147
Interest on long-term debt	137	164	139
Stock-based compensation (note 7)	185	-	-
Other (note 12)	16	113	78

Total expenses	3,496	3,384	2,844

Gain on sale of Sudan operations (note 17)	296	-	-

Income before taxes	1,277	1,068	1,296

Taxes (note 13)
Current income tax	229	258	342
Future income tax (recovery)	(51)	162	72
Petroleum revenue tax	92	124	149

	270	544	563

Net income	1,007	524	733
Preferred security charges, net of tax	22	24	24

Net income available to common shareholders	985	500	709

Per common share (Canadian dollars) (note 15)
Net income	7.65	3.73	5.25
Diluted net income	7.57	3.67	5.16

Average number of common shares outstanding (millions)	129	134	135
Diluted number of common shares outstanding (millions)	130	136	137

See accompanying notes.

Consolidated Statements of Retained Earnings

Years ended December 31 (millions of Canadian dollars)	2003	2002	2001

Retained earnings, beginning of year	1,071	787	257
Net income	1,007	524	733
Common share dividends	(90)	(80)	(81)
Purchase of common shares	(122)	(136)	(98)
Preferred security charges, net of tax	(22)	(24)	(24)

Retained earnings, end of year	1,844	1,071	787

See accompanying notes.

Talisman Energy Inc.

Consolidated Statements of Cash Flows

Years ended December 31
(millions of Canadian dollars)	2003	2002	2001

Operating
Net income	1,007	524	733
Items not involving current cash flow (note 14)	1,509	1,936	1,614
Exploration	213	185	147

Cash flow	2,729	2,645	2,494
Deferred gain on unwound hedges	(9)	(43)	52
Changes in non-cash working capital (note 14)	(104)	(163)	(177)

Cash provided by operating activities	2,616	2,439	2,369

Investing
Corporate acquisitions (note 2)	-	-	(1,213)
Proceeds on sale of Sudan operations (note 17)	1,012	-	-
Capital expenditures
Exploration, development and corporate	(2,218)	(1,874)	(1,912)
Acquisitions (note 2)	(661)	(244)	(186)
Proceeds of resource property dispositions	63	30	47
Investments	(11)	(36)	-
Changes in non-cash working capital	82	2	52

Cash used in investing activities	(1,733)	(2,122)	(3,212)

Financing
Long-term debt repaid	(791)	(1,397)	(568)
Long-term debt issued	292	1,417	1,617
Common shares purchased (net of proceeds on shares issued)	(184)	(184)	(117)
Common share dividends	(90)	(80)	(81)
Preferred security charges	(38)	(42)	(42)
Deferred credits and other	27	(21)	(25)

Cash (used in) provided by financing activities	(784)	(307)	784

Effect of translation on foreign currency cash	(28)	-	-

Net increase (decrease) in cash	71	10	(59)
Cash and cash equivalents, beginning of year	27	17	76

Cash and cash equivalents, end of year	98	27	17

See accompanying notes.